EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2012 2nd Quarter Results

Quarterly Bookings Surpass Revenue by $1.3 Million; YTD Revenue Growth of 13%

	2nd Fiscal Quarter	YTD
Revenues:	$7,112,000 even with fiscal year 2011	$16,277,000 up 13% from year 2011
Gross Profit:	$2,719,000 down 6% from fiscal year 2011	$6,514,000 up 11% from fiscal year 2011
Net Income:	$132,000 down 75% from fiscal year 2011	$1,132,000 up 10% from fiscal year 2011
Net Income per Share:	$0.01 cents per diluted share	$0.09 cents per diluted share

Balance Sheet March 31, 2012: Remains strong with $16,010,000 in cash and investments and no debt.

MINNEAPOLIS, April 26, 2012 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its second quarter of fiscal year 2012, which ended March 31, 2012.

Revenue for the second quarter 2012 was $7,112,000 in comparison to similar revenue of $7,120,000 for the second quarter 2011. Gross profit was $2,719,000 for the second quarter of 2012, in comparison to $2,894,000 for the second quarter of 2011, a decrease of approximately 6%. Gross margin for the second quarter 2012 was 38.2%, down from 40.6% in second quarter 2011. Operating expenses were $2,572,000 for the second quarter 2012, in comparison to $2,368,000 for the second quarter of 2011, an increase of 9%. Operating income was $147,000, down $378,000, or 72%, from $525,000 recorded in the second quarter of 2011. Net income was $132,000 for the second quarter 2012, compared to net income of $532,000 in the second quarter 2011.

Year to Date Performance

Revenue for the six month period ending March 31, 2012 was $16,277,000 in comparison to $14,366,000 for the comparable period in fiscal 2011, an increase of 13%. Gross profit was $6,514,000 for the six month period ending March 31, 2012 in comparison to $5,860,000 an increase of 11%. Gross margin for the period was 40.0% in comparison to 40.8% for the comparable period in 2011. Operating expenses were $5,345,000 for the six month period ending March 31, 2012, in comparison to $4,828,000 in the comparable period in 2011, an increase of 11%. Net income was $1,132,000 for the six month period ending March 31, 2012, compared to $1,034,000 for the similar period in 2011.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of March 31, 2012 totaled $3,014,000 in comparison to $1,698,000 as of December 31, 2011, reflecting an increase of $1,316,000, or 78%. Cash and investments at March 31, 2012 totaled $16,010,000.  The Company has no long-term debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Light bookings late in the first quarter, and the corresponding reduced backlog on December 31, 2011, resulted in a slow start for Clearfield at the beginning of the second quarter," comments Cheryl Beranek, president and CEO of Clearfield. "As we stated in our last earnings release, the winter quarters are typically affected by seasonal weakness due to customer budget cycles and winter-build challenges. In addition, we believe some of the inside plant related work that would have typically been done during the winter months, was performed earlier as field technicians were unable to be utilized in the outside plant (OSP) environments."

"Backlog rebounded nicely throughout the quarter, with bookings exceeding revenues by $1,300,000, resulting in a backlog of $3,014,000 at the end of the second quarter. The long-lead times and limited availability of OSP fiber has continued into the spring, but many of our clients who have larger, stimulus-based projects have planned for these difficulties over the last year and will be proceeding with their builds accordingly over the summer season," Beranek continues.

"Revenue in the cable television markets is increasing due in part to their need to enhance their fiber networks by collapsing their nodes. We have seen strong pockets of success with several of our newest product offerings. In addition, our pushable fiber initiatives have been well received as an innovative way to ease the installation burdens of cell-backhaul deployment."

"Over the past six months, we are witnessing concern from our customer base as they evaluate their business plans due to the changes in the Universal Service Fund and Connect America programs," comments Beranek. "The FCC rulings and emerging impact on the ROI models of incumbent and competitive local exchange carriers has caused some of our customers to reconsider their build plans for this year. While we cannot speculate on the long-term implications of this review, in the interim it has resulted in some projects being delayed."

"Increasing revenue from our distribution partners resulted in a higher percentage of our revenue being sold through two-step distribution. While this contributed to a decrease to our gross margin percentage, we remain committed to our distribution sales growth initiatives alongside steps to reduce our product costs. We remain confident that our manufacturing process improvements and increasing volumes will allow us to improve margins while meeting our clients' need for a superior value solution. We continue to invest in revenue development initiatives, with recent additions to personnel in our sales and engineering groups as well as enhanced marketing efforts at industry events. We believe these investments are critical to the long-term viability of our product and market development initiatives. With an expanded customer base within the contractor market, we are enhancing our Clearfield College education program in response to their request for product training. In addition, pilots and evaluation studies of our products in markets outside the United States continue to show promise."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2011 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011

Revenues	$7,112,097	$7,119,564	$16,277,298	$14,366,233

Cost of sales	4,392,668	4,225,825	9,763,587	8,506,541

Gross profit	2,719,429	2,893,739	6,513,711	5,859,692

Operating expenses
Selling, general and administrative	2,572,375	2,368,299	5,345,489	4,827,618
Income from operations	147,054	525,440	1,168,222	1,032,074

Other income
Interest income	26,363	26,953	53,545	56,461
Other income	--	15,000	--	15,500
	26,363	41,953	53,545	71,961
Income before income taxes	173,417	567,393	1,221,767	1,104,035

Income tax expense	41,490	34,906	90,241	70,390

Net income	$131,927	$532,487	$1,131,526	$1,033,645

Net income per share:
Basic	$0.01	$0.04	$0.09	$0.09
Diluted	$0.01	$0.04	$0.09	$0.08

Weighted average shares outstanding:
Basic	12,331,744	12,047,962	12,315,561	12,033,468
Diluted	12,790,232	12,757,259	12,758,174	12,693,443

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	March 31, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$6,652,539	$11,281,027
Short-term investments	4,282,000	1,849,000
Accounts receivable, net	2,635,915	3,228,864
Inventories	3,077,388	2,757,151
Other current assets	1,448,772	1,164,243
Total current assets	18,096,614	20,280,285

Property, plant and equipment, net	924,291	986,031

Other Assets
Long-term investments	5,075,000	2,707,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	3,517,727	3,558,797
Other	227,560	199,467
Total other assets	11,390,798	9,035,775
Total Assets	$30,411,703	$30,302,091

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,648,867	1,439,611
Accrued compensation	981,612	2,465,132
Accrued expenses	29,784	106,383
Total current liabilities	2,660,263	4,011,126
Commitment and contingencies	--	--
Deferred rent	50,611	61,794
Total Liabilities	2,710,874	4,072,920

Shareholders' Equity
Common stock	123,393	122,707
Additional paid-in capital	53,741,584	53,402,138
Accumulated deficit	(26,164,148)	(27,295,674)
Total Shareholders' Equity	27,700,829	26,229,171
Total Liabilities and Shareholders' Equity	$30,411,703	$30,302,091
CONTACT: Clearfield, Inc. Contact Information:

         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866